Exhibit 99.2

Professional Diversity Network Announces Closing
of Sale of $3 million of Common Stock to Cosmic Forward Limited

CHICAGO, January 19, 2017 (GLOBE NEWSWIRE) – Professional Diversity Network, Inc. (“PDN”) (NASDAQ: IPDN) today announced that it has successfully closed the sale of 312,500 shares of its common stock to Cosmic Forward Limited, a Seychelles private company and controlling stockholder of PDN, at a purchase price of $9.60 per share, representing an approximately 3.1% premium over the closing consolidated bid price of PDN common stock on January 12, 2017 ($9.31).

“This additional investment from Cosmic Forward Limited is further proof of their commitment to PDN and its stockholders,” said Star Jones, President of PDN and a member of the Board of Directors. “The additional infusion of capital helps move our company along in executing our business plan for future growth and our expansion into China.”

As a result of this sale, Cosmic Forward Limited’s beneficial ownership of PDN’s common stock increased from 51% to approximately 54.64% of PDN’s outstanding common stock, on a fully-diluted basis.

PDN received gross proceeds of $3,000,000 from this transaction and net proceeds of approximately $2,836,000, giving effect to payment of transaction related expenses.

The proposed transaction was approved and adopted by a special committee of the Board of Directors of PDN, composed entirely of independent directors who are not Cosmic Forward Limited board designees.

Aegis Capital Corp. acted as the exclusive placement agent in connection with the transaction. Greenberg Traurig, LLP acted as legal counsel to the special committee of PDN’s Board of Directors, and White & Case LLP acted as legal counsel to CFL in connection with the transaction.

The shares of PDN’s common stock were offered and sold to Cosmic Forward Limited in a private placement under Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder and have not been registered under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Professional Diversity Network (PDN)

Professional Diversity Network, Inc. (PDN) is an Internet software and services company that develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent. Our subsidiary, National Association of Professional Women (NAPW), is a networking organization of professional women spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program.

About Cosmic Forward Limited

Cosmic Forward Limited is a Seychelles private company wholly-owned by Maoji (Michael) Wang, a director of PDN and its Chief Executive Officer, Jingbo Song, Co-Chairman of the Board of PDN, Yong Xiong Zheng and Nan Nan Kou. Cosmic Forward Limited beneficially owns approximately 54.64% of PDN’s outstanding common stock, on a fully-diluted basis.

Notice Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, including related transactions and our business and strategies.  Any such statements may be influenced by a variety of factors, some of which are beyond PDN’s control, that could cause actual outcomes and results to be materially different from those projected, described, stated or implied in such forward-looking statements due to a number of risks and uncertainties.  Potential risks and uncertainties include risks and uncertainties described in reports PDN files with the SEC. Forward-looking statements represent the views of PDN as of the date of this press release, and PDN undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date of this press release.

CONTACT:

Chris Wesser, EVP & Secretary
516-659-8560
investor@prodivnet.com